EXHIBIT 5.1

September 25, 2001

Board of Directors
Burgers By Farfour, Inc.
203 E Royal Poinciana Way
Palm Beach, FL 33480


RE:  Burgers By Farfour, Inc.

Gentlemen:

     The undersigned is counsel for Burgers By Farfour, Inc.. I have been requested to render an opinion on the tradeability of the 1,000,000 shares of BBF proposed to be sold pursuant the BBF's Registration Statement on Form SB-2. In rendering this opinion, I have reviewed BBF's Registration on Form SB-2, company articles of incorporation and by laws and other corporate documents. All representations made to me in BBF documents and by company officers and directors are deemed to be accurate. It is my opinion that the shares to be issued will be free trading shares. It is further my opinion that:

     1. BBF is a corporation duly organized, validly existing and in good standing and is qualified to do business in each jurisdiction in which such qualification is required.

     2. That the shares of Common stock to be issued by BBF have been reserved and are duly and properly approved by BBF's Board of Directors.

     3. That the shares of stock, when and as issued, will be fully paid and non-assessable, and will be a valid and binding obligation of the corporation.

     4. That the shares of Common stock have not been but will be registered under the Securities Act of 1933, as amended (the "Act"), and will be registered by coordination with or exempt from the securities laws of the state jurisdictions in which they will be sold.

     I hereby consent to the use of this opinion in BBF's Registration Statement on Form SB-2. Please feel free to contact the undersigned should you have any further questions regarding this matter.

                                        Very truly yours,

                                        /s/ Frank G. Dickey, Esq.
                                        Frank G. Dickey, Esq.